Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Revenues Increase by 16% and Operating Loss Decreases by 83%

Compared to the Second Quarter of 2006

PRINCETON, N.J., August 2, 2007 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the second quarter of 2007.

Total revenues were $15.7 million for the second quarter of 2007, compared to $13.6 million for the second quarter of 2006, an increase of 16%. The increase in revenue was primarily due to higher forensic casework and CODIS testing services revenues in the U.S. and for similar U.K. services, partially offset by lower U.S. paternity revenues and U.K. agriculture revenues. Total revenues in the second quarter of 2007 increased by $1.7 million compared to the first quarter of 2007, largely resulting from increases in U.S. CODIS testing revenues, and higher forensic and agriculture revenues in the U.K.

Service revenue gross margin for the second quarter of 2007 was 35%, compared to gross margin of 27% for the corresponding quarter of 2006, and service revenue gross margin of 31% for the first quarter of 2007. Gross margin performance improved in the second quarter of 2007 compared to both the second quarter of 2006 and the first quarter of 2007 as a result of improved operating leverage caused by increased volumes coupled with increased laboratory efficiencies and cost reduction programs implemented over the last 12 months.

Total operating expenses, excluding cost of service revenue, for the second quarter of 2007 were $6.2 million, compared to $7.7 million for the second quarter of 2006. Marketing and sales, general and administrative and research and development expenses for the second quarter of 2007 all decreased from the second quarter of 2006. The second quarter of 2006 also included $432 thousand of restructuring costs. Second quarter 2007 operating expenses, excluding cost of service revenues, increased slightly compared to the first quarter of 2007.

Operating loss for the second quarter of 2007 was $701 thousand, compared to an operating loss of $4.0 million for the second quarter of 2006 and an operating loss of $1.6 million for the first quarter of 2007.

Orchid Cellmark reported a net loss of $745 thousand, or $(0.03) per share, for the second quarter of 2007, compared to a net loss of $4.2 million, or $(0.17) per share, for the second quarter of 2006 and a net loss of $1.7 million, or $(0.06) per share, for the first quarter of 2007.

At June 30, 2007, cash and cash equivalents were $23.9 million, a decrease of $50 thousand for the quarter, and restricted cash was $958 thousand. In the second quarter of 2007, cash generated by operations was $425 thousand and cash used for capital expenditures was $668 thousand. The effect of foreign currency translation also favorably impacted the cash balance by $251 thousand in the quarter. The company had no short or long term debt as of June 30, 2007.

Orchid Cellmark’s President and Chief Executive Officer, Thomas Bologna, commented, “We are pleased to report that the second quarter results reflect continuing progress in our efforts to improve the overall financial performance of the company. Revenues were up and we have reduced losses significantly over the last 12 months. We believe we are well on our way to turning the company around and we are now in the process of strengthening the management team to grow our business.”

Mr. Bologna continued, “Our forensics businesses, in both the U.S. and U.K. showed strong improvement. As volumes increase further, and we maintain our focus on increasing operating efficiencies, we believe our gross margin and overall performance will continue to improve.”

Mr. Bologna concluded, “Moving forward, we expect to increase our operating expenses judiciously as we strengthen our U.S. sales and marketing organization, enhance our ability to evaluate growth opportunities and pursue investments in accordance with our intention of making steady and consistent operational and financial improvements.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, August 2, 2007 at 10:00 am EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 10906639. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site, www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: Orchid Cellmark’s belief that the company is on its way to being turned around, Orchid Cellmark’s belief that as sales volume increases further and the company maintains its focus on increasing operating efficiencies its gross margin and overall performance will continue to improve and Orchid Cellmark’s expectation that the company will increase its operating expenses judiciously as it strengthens its U.S. sales and marketing organization, enhance its ability to evaluate growth opportunities and make investments in accordance with its intention to make steady and consistent operational and financial improvements. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely hire qualified analysts, Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

###

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and six months ended June 30, 2007 and 2006

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Service revenues	$15,694	$13,549	$29,589	$26,032
Other revenues	38	64	175	176

Total revenues	15,732	13,613	29,764	26,208

Operating expenses:
Cost of service revenues	10,206	9,919	19,725	20,123
Research and development	289	316	568	594
Marketing and sales	1,513	1,750	2,997	3,965
General and administrative	3,980	4,778	7,916	10,593
Restructuring	—	432	—	486
Amortization of intangible assets	445	441	890	880

Total operating expenses	16,433	17,636	32,096	36,641

Operating loss	(701)	(4,023)	(2,332)	(10,433)
Other income (expense), net	309	3	516	(15)

Loss before income tax expense	(392)	(4,020)	(1,816)	(10,448)
Income tax expense	353	210	612	381

Net loss	$(745)	$(4,230)	$(2,428)	$(10,829)

Basic and diluted net loss per share	$(0.03)	$(0.17)	$(0.08)	$(0.44)

Shares used in computing basic and diluted net loss per share:	29,322	24,339	29,321	24,336

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2007 and December 31, 2006

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets:
Current assets
Cash and cash equivalents	$23,869	$24,144
Accounts receivable, net	12,169	11,603
Inventory	1,216	1,072
Prepaids and other current assets	1,489	1,751

Total current assets	38,743	38,570

Fixed assets, net	7,833	8,469
Goodwill	2,348	2,321
Other intangibles, net	8,890	9,755
Restricted cash	958	958
Other assets	562	543

Total assets	$59,334	$60,616

Liabilities and Stockholders' Equity:

Current liabilities
Accounts payable	$2,197	$2,417
Accrued expenses and other current liabilities	5,152	4,342
Income taxes payable	732	1,013
Deferred revenue	916	825

Total current liabilities	8,997	8,597

Other liabilities	1,025	1,113

Total liabilities	10,022	9,710

Total stockholders' equity	49,312	50,906

Total liabilities and stockholders' equity	$59,334	$60,616